Exhibit 10.12
CHANGE OF CONTROL AGREEMENT
     This Change of Control Agreement (the “Agreement”) is made and entered into effective as of 9/15/05 by and between Edward W. Unkart and Concentric Medical, Inc., a Delaware corporation (the “Company”).
RECITALS
     A. It is expected that another company or other entity may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company’s Board of Directors (the “Board”).
     B. The Board believes that it is in the best interests of the Company and its stockholders to appropriately compensate Mr. Unkar for his services as a member of the Board, including with respect to a change of control of the Company.
     C. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by Mr. Unkart, to agree to the terms provided in this Agreement.
     D. Certain capitalized terms used in the Agreement are defined in Section 2 below.
     In consideration of the mutual covenants contained in this Agreement, and in consideration of the continuing services of Mr. Unkart by the Company, the parties agree as follows:
     1. Stock Options and Restricted Stock. Subject to Section 3 below, upon the effective date of a Change of Control (as defined below) and regardless of whether Mr. Unkart’s services as a director or consultant to the Company is terminated in connection with the Change of Control, each stock option granted to Mr. Unkart (or shares of Common Stock purchased by Mr. Unkart and subject to a repurchase option in favor of the Company) that are held by Mr. Unkart on the date of the transaction shall become immediately vested (or the repurchase option shall be released) as to fifty percent (50%) of the total number of shares subject to the option or purchased by the Employee that have not yet vested or been released from the Company’s repurchase option. In the case of options, each such option shall be exercisable in accordance with the provisions of the option agreement and plan pursuant to which such option was granted. The option shares that remain unvested or the repurchase option that remains in effect as of the effective date of the transaction shall thereafter vest or terminate at the same rate (that is, the same number of shares shall vest or terminate during each vesting period) that was in effect prior to the Change of Control, and shall accordingly vest or terminate over a period that is one-half of the total vesting period that would otherwise be then remaining under the terms of the option agreement pursuant to which each such option was granted or stock purchase agreement pursuant to which such stock was purchased.
     2. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

     (a) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:
          (i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;
          (ii) Merger/Sale of Assets. A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
          (iii) Change in Board Composition. After the Company has become subject to the provisions of the Exchange Act, a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of this Agreement or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).
     3. Limitation on Payments. In the event that the severance benefits provided for in this Agreement to Mr. Unkart (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Unkart’s benefits under Section 1 shall be payable either: (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Mr. Unkart on an after-tax basis, of the greatest amount of benefits under Section 1, notwithstanding that all or some portion of such benefits maybe taxable under Section 4999 of the Code. Unless the Company and Mr. Unkart otherwise agree in writing, any determination required under this Section 3 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Mr. Unkart and the Company for all purposes. For purposes of making the calculations required by this Section 3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Mr. Unkart shall furnish to the Accountants such information and documents as the

Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 3.
     4. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Mr. Unkart’s rights hereunder shall inure to the benefit of, and be enforceable by, Mr. Unkart’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     5. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Mr. Unkart shall be addressed to Mr. Unkart at the home address which Mr. Unkart most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
     6. Miscellaneous Provisions.
          (a) No Duty to Mitigate. Mr. Unkart shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Mr. Unkart may receive from any other source.
          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Mr. Unkart and by an authorized officer of the Company (other than Mr. Unkart). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.
          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

          (e) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.
          (f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the County of Santa Clara, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded.
          (g) Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.
          (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(Signature Page Follows)

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.
CONCENTRIC MEDICAL, INC.

By:	/s/ Andy Chmyz	/s/ Edward W. Unkart

Edward W. Unkart
Name:	Andy Chmyz

Title:	Vice President